Davis Polk & Wardwell
                      450 Lexington Avenue
                    New York, New York 10017
                         (212) 450-4000






                                        February 27, 1996


The GNMA Fund Investment Accumulation
  Program, Inc.
c/o Merrill Lynch, Pierce, Fenner &
    Smith Incorporated
P.O. Box 9051
Princeton, N.J.  08543-9051

Dear Sirs:

     We have acted as special counsel for
The GNMA Fund Investment Accumulation Program, Inc.
(the "Company"), an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), in connection with the incorporation thereof and the registration of its shares of Common Stock, $.01 par value (the "Shares"), under the Securities Act of 1933.

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, the registration of which the accompanying notice pursuant to Rule 24f-2 under the 1940 Act makes definite in number, were legally issued, fully paid and non-assessable.

     In giving the opinion set forth above, we have relied as to all matters of Maryland law on the opinion dated February 27, 1996 of Weinberg & Green LLC, special Maryland counsel for the Company, enclosed herewith.

     We hereby consent to the delivery to the Securities and Exchange Commission of this opinion, accompanying said notice pursuant to said Rule 24f-2, in accordance with clause (b)(1) of said Rule.


                                        Very truly yours,


                                    /s/ Davis Polk & Wardwell